Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.01 per share	Rule 457(c) and Rule 457(h)	2,020,000(2)	$77.85	$157,257,000.00	$110.20 per $1,000,000	$17,329.72

Total Offering Amounts							$17,329.72

Total Fee Offsets							—

Net Fee Due							$17,329.72

(1)

This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Dine Brands Global, Inc. (the “Corporation”) 2019 Stock Incentive Plan (as amended effective May 12, 2022, the “Plan”) relating to adjustments for changes resulting from a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event, or an extraordinary cash dividend.

(2)

Represents additional shares of Common Stock authorized to be issued under the Plan as approved by the Corporation’s stockholders at the Corporation’s Annual Meeting of Stockholders held on May 12, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on February 27, 2023.